Exhibit 99.1

FOR IMMEDIATE RELEASE

Forescout to be Acquired by Advent International in $1.9 Billion Transaction

Forescout Shareholders to Receive $33.00 per Share in Cash

Advent will be joined by Crosspoint Capital Partners; combined team will be led by experienced cybersecurity software investors and executives Bryan Taylor and Greg Clark

Advent and Crosspoint Capital will help Forescout build on its success in the device visibility and control market and further its leadership in IoT cybersecurity

SAN JOSE, Calif. – February 6, 2020 – Forescout Technologies, Inc. (NASDAQ:FSCT, “Forescout”), the leader in device visibility and control, today announced that it has entered into a definitive agreement under which Advent International (“Advent”), one of the largest and most experienced global private equity investors, will acquire all outstanding shares of Forescout common stock for $33.00 per share in an all-cash transaction valued at $1.9 billion. Advent will be joined by Crosspoint Capital Partners (“Crosspoint Capital”), a private equity investment firm focused on the cybersecurity and privacy industries, as a co-investor and advisor.

The purchase price represents a premium of approximately 30% over Forescout’s closing share price of $25.45 on October 18, 2019, the last full trading day prior to the release of the 13-D filings by Corvex Management L.P. and Jericho Capital Asset Management L.P. on October 21, 2019, which disclosed they had formed a partnership to approach Forescout and accumulated a combined 14.5% ownership in the company. Upon completion of the transaction, Forescout will become a private company with the flexibility to continue investing in the development and deployment of leading-edge cybersecurity products and solutions that serve the evolving needs of enterprise customers. CEO and President Michael DeCesare will continue to lead the company, and Forescout will continue to be headquartered in San Jose, California.

“Forescout has established itself as a leader in device visibility and control, with the most advanced platform in the market,” said Michael DeCesare, CEO and President, Forescout. “We are still in early innings of a large market opportunity as every organization needs visibility into what is connecting to their network and how to mitigate against high risk devices, including non-traditional IoT and OT devices. This transaction represents an exciting new phase in the evolution of Forescout. We are excited to be partnering with Advent International and Crosspoint Capital, premier firms with security DNA and track records of success in strengthening companies and supporting them through transitionary times. We look forward to working with Advent and Crosspoint Capital to advance our strategic objectives and want to thank our employees for their continued hard work and commitment to Forescout.”

“We are pleased to have reached this agreement with Advent, which delivers significant immediate value to shareholders, and positions Forescout to continue meeting and exceeding the expectations of our customers,” said Theresia Gouw, Chair of the Forescout Board. “This transaction, which is the result of a robust process conducted by the Board of Directors with the assistance of independent legal and financial advisors, is a testament to the value Forescout has created and the reputation our team has built. In making its determination, the Board of Directors considered the likely volatility associated with the business model transition to ratable revenue recognition, changes to our go-to-market initiatives, particularly in EMEA, and timing of significant eight-figure deals, while managing to quarterly street estimates as a publicly traded company. We are confident that this transaction is the best path forward for Forescout and our stakeholders.”

“Forescout is an ideal partner for Advent — as it’s a mission-critical business positioned to capitalize on key tech megatrends,” said Bryan Taylor, head of Advent’s technology investment team and a Managing Partner in Palo Alto. “The company has differentiated itself from its core competitors with its proprietary, agentless technology, making it ideal for large, complex organizations in a rapidly evolving cyber risk landscape. In partnership with Greg Clark and the Crosspoint Capital team, Advent is thrilled to work with Forescout to build on its record of innovation and continue delivering world-class cybersecurity solutions to customers for years to come.”

“As enterprises continue to shift to the cloud and decentralized networks, today’s chief information security officers are looking for secure solutions to increase visibility and provide orchestration, making their network controls more seamless,” said Greg Clark, Managing Partner at Crosspoint Capital. “Forescout’s platform is already ahead of the curve, and we believe we can further advance the company’s market position by applying the collective experience and expertise in cybersecurity software of the Advent and Crosspoint Capital team.”

Transaction Details

Under the terms of the agreement, which has been unanimously approved by the Forescout Board of Directors, Forescout shareholders will receive $33.00 in cash for each share of common stock they own.

The agreement includes a 30-day "go-shop" period expiring on March 8, 2020, which permits Forescout’s Board of Directors and advisors to solicit alternative acquisition proposals from third parties. Forescout will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this "go-shop" will result in a superior proposal, and Forescout does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or is otherwise required.

The transaction is expected to close in the second calendar quarter of 2020, subject to customary closing conditions, including approval by Forescout shareholders and receipt of regulatory approvals. Upon completion of the transaction, Forescout common stock will no longer be listed on any public market.

Fourth Quarter and Full Year 2019 Conference Call Update

Separately, Forescout today announced its fourth quarter and full year 2019 financial results, which are available on the “Investor Relations” section of the Forescout website. In light of the announced transaction with Advent International, Forescout has cancelled the earnings conference call previously scheduled for February 6, 2020, at 1:30pm PT (4:30pm ET).

Advisors

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Forescout and Wilson Sonsini Goodrich & Rosati is serving as legal counsel. Ropes & Gray is serving as legal counsel to Advent International and financing for the transaction is being arranged and provided by Owl Rock Capital.

About Forescout

Forescout Technologies, Inc. provides security at first sight. Our company delivers device visibility and control to enable enterprises and government agencies to gain complete situational awareness of their environment and orchestrate action. Learn more at forescout.com.

About Advent International

Founded in 1984, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 350 private equity transactions in 41 countries, and as of September 30, 2019, had €56.6 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. After 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies. For more information, visit: www.adventinternational.com or www.linkedin.com/company/advent-international.

About Crosspoint Capital Partners

Crosspoint Capital Partners is a newly formed private equity investment firm focused on the cybersecurity and privacy industries. The firm has brought together a group of highly successful technology visionaries, investors and operators to partner with foundational technology companies, transform the privacy and security industry and drive outsized returns. For more information, visit: www.crosspointcapital.com.

Additional Information and Where to Find It

Forescout Technologies, Inc. (the “Company”), its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the acquisition of the Company (the “Transaction”). The Company plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies in connection with the Transaction.

Theresia Gouw, Michael DeCesare, James Beer, David G. DeWalt, Elizabeth Hackenson, Mark Jensen, Kathy McElligott, Enrique Salem and Yehezkel Yeshurun, all of whom are members of the Company’s Board of Directors, and Christopher Harms, the Company’s Chief Financial Officer, are participants in the Company’s solicitation. Other than Messrs. DeCesare and DeWalt, none of such participants owns in excess of one percent of the Company’s common stock. Mr. DeCesare may be deemed to own approximately two percent of the Company’s common stock, and Mr. DeWalt may be deemed to own approximately one percent of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), which was filed with the SEC on April 16, 2019. To the extent that holdings of the Company’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, the Company will mail the definitive Transaction Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive Transaction Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Transaction will also be available, free of charge, at the Company’s website (http://www.forescout.com) or by writing to Forescout Technologies, Inc., Attention: Investor Relations, 190 West Tasman Drive, San Jose, California 95134.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our pending acquisition by Advent International, including the expected timing of the closing of the transaction; considerations taken into account by our Board of Directors in approving the transaction; and expectations for Forescout following the closing. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals from the stockholders of the Company for the transaction or required regulatory approvals are not obtained; potential litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; risks that the proposed transaction disrupts the current plans and operations of the Company; and the risks described in the filings we make with the Securities and Exchange Commission from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 1, 2019, and which should be read in conjunction with our financial results and forward-looking statements, and is available on the SEC filings section of the Investor Relations page of our website at https://investors.Forescout.com. Additional information will also be set forth in Forescout’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contact Information:

Investor Relations:

Michelle Spolver

408-721-5884

michelle.spolver@forescout.com

Media Relations:

Katie Beck

650-314-8705

katie.beck@forescout.com

For Advent International:

Kerry Golds or Patrick Reynolds

Finsbury

Tel: +1 646 805 2000

Adventinternational-US@finsbury.com